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Exhibit 10.1

8480 East Orchard Road, Suite 6600
Greenwood Village, Colorado 80111 USA

SOFTWARE LICENSE AGREEMENT

Effective Date:                        , 20        .

        This Software License Agreement is entered into between HyperSpace Communications, Inc. ("HyperSpace") and the end user customer identified below ("End User"), effective as of the date set forth above (the "Effective Date").

END USER:	Legal Name:

Address:

City/State/Zip:

Phone Number:

Facsimile:

State/Country of Organization:

Official Notices Sent To:

COVERED PRODUCTS	HyperWeb 6.x
(check all applicable):	HyperWeb 6.x SSL
HyperWeb 6.x ISAPI
HyperTunnel 3.x
Maintenance for HyperWeb product family
Maintenance for HyperTunnel product family
SUPPORT LEVEL:	Standard
Premium
DESIGNATED CONTACT:		HyperSpace	End User
	Name:	Legal
	Address:	8480 E. Orchard Rd., Suite 6600
	City/State/Zip:	Greenwood Village, CO 80111
	Phone Number:	+1.303.566.6500
	Facsimile:	+1.303.566.6514
	Email:	info@ehyperspace.com

        The entire Software License Agreement consists of this cover page and signature page and the following:

Part I:	Pricing Schedule
Part II:	Software License Agreement
Part III:	Software Maintenance Agreement
Part IV:	Exhibits
Exhibit A: Standard Terms and Conditions
Exhibit B: Defined Terms

        IN WITNESS WHEREOF, the parties acknowledge that they have read, understood and have executed this Software License Agreement, including the foregoing cover page and Parts I, II, III and IV hereof, and agree to be bound by its terms.

HYPERSPACE:	END USER:
HyperSpace Communications, Inc.	[ ]
By:	By:

Name:	Name:

Title:	Title:

Official Notice should be sent to:	Official Notice should be sent to:
HyperSpace Communications, Inc. 8480 East Orchard Road, Suite 6600 Greenwood Village, Colorado 80111 Attn: Legal Department Phone: (303) 566-6500 Fax:
with a copy to:	with a copy to:

PART I

PRICING SCHEDULE

        License Fees:

Covered Product	Maximum Accounts	CPU Unit Price	Total Price
HyperWeb 6.x	CPUs
HyperWeb 6.x SSL	CPUs
HyperWeb 6.x ISAPI	CPUs

        Maintenance Fees:

Covered Product	Support Level	Annual Maintenance Fee	Total Price
HyperWeb 6.x		% of $
HyperWeb 6.x SSL		% of $
HyperWeb 6.x ISAPI		% of $

PART II

SOFTWARE LICENSE AGREEMENT

        1.    LICENSE GRANT.    HyperSpace hereby grants to End User a limited, perpetual, non-exclusive, non-transferable right and license to use the Licensed Software Product(s) on the terms and conditions set forth in this Agreement. Licensed Software Products are provided to End User in the form of run-time/executable images only and do not include the Source Materials for such Licensed Software Products. Source Materials are not being licensed or provided to End User under this Agreement and this Agreement does not grant to End User any right, title or interest therein or thereto. All terms and conditions of this Agreement are material terms of the license granted by this Agreement. All rights not expressly granted under this Agreement are specifically reserved. For each Licensed Software Product:

          1.1   End User may install and use such Licensed Software Product on computer equipment used by End User in the ordinary course of its business solely for the purpose of establishing, configuring, and operating such Licensed Software Product when installed and executed on such equipment for End User's own business; provided, however, that the number of Accounts established on such computer equipment may not exceed the maximum number of permitted Accounts.

          1.2   End User may make (a) such number of copies necessary to establish Accounts, not to exceed the maximum number of permitted Accounts, and (b) one (1) copy of such Licensed Software Product solely for backup or archival purposes in conjunction with End User's permitted use of such Licensed Software Product, and otherwise shall not make any copies of all or any portion of such Licensed Software Product.

          1.3   End User shall not sell, sublicense, distribute, rent, lease, assign or otherwise transfer such Licensed Software Product to any other person or entity.

          1.4   End User shall not modify, alter, create derivative works of, translate, reverse engineer, decompile, disassemble, reengineer, extract ideas, algorithms or procedures from the whole or any part of such Licensed Software Product or otherwise create or attempt to create or permit, allow, or assist others to create the Source Materials for such Licensed Software Product or any portion thereof.

          1.5   End User shall not export or re-export such Licensed Software Product to any country to which the United States government forbids export or, at the time of export, requires an export license or approval, without first obtaining such license or approval.

          1.6   End User shall not revise or distribute the Documentation.

        2.    LICENSE FEE.    In consideration for the license granted under this Agreement, HyperSpace shall invoice End User, and End User shall pay to HyperSpace, for each such Licensed Software Product the license fee set forth on the Pricing Schedule included as Part I of this Agreement.

        3.    DELIVERY.    HyperSpace shall deliver to End User, via the delivery method selected by End User and set forth on the cover page to this Agreement, one (1) copy of each of the Licensed Software Products. For delivery by means of conversion of an Evaluation Version of a HyperSpace Product previously obtained by End User, delivery shall be made by providing End User with the access codes required to disable the Time Based Deactivation Functions included therein. For all other delivery methods, HyperSpace shall deliver each Licensed Software Product on machine readable media at End User's sole expense, including all costs associated with freight, shipping, and handling and End User shall bear all risk of loss, including any insurance costs

        4.    PROPRIETARY RIGHTS.    HyperSpace owns and retains all right, title and interest in and to all HyperSpace Proprietary Materials (and any permitted copies or partial copies thereof) and HyperSpace Marks and except for the limited rights granted End User under this Agreement, nothing herein grants or conveys to End User any right, title or ownership interest therein, but only a limited right of use in accordance with this Agreement. End User acknowledges and agrees that, as between HyperSpace and End User, HyperSpace Proprietary Materials are owned by, and shall remain the sole property of, HyperSpace, that HyperSpace Proprietary Materials contain, embody and are based on patented or patentable inventions, trade secrets, copyrights and other intellectual property rights (collectively, "Intellectual Property Rights") owned or controlled by HyperSpace, and that HyperSpace shall continue to be the sole owner of, and retain all right, title and interest in and to, HyperSpace Proprietary Materials (including, without limitation, all Intellectual Property Rights contained in, embodied by or underlying HyperSpace Proprietary Materials) and any permitted copies or partial copies of HyperSpace Proprietary Materials made by End User. End User shall not use HyperSpace Proprietary Materials except as expressly authorized in this Agreement or as approved by HyperSpace in writing. End User shall not allow any third party to make any unauthorized use, copying, or disclosure of HyperSpace Proprietary Materials. End User shall reproduce and include all HyperSpace Marks or other copyright, trademark and other proprietary rights notices on or in any permitted copies or partial copies of HyperSpace Proprietary Materials it makes and shall not remove, obliterate or alter any HyperSpace Mark or other trademark or trade name or any copyright, patent or trademark notices which appear on HyperSpace Proprietary Materials nor affix thereto any other notice or mark. Other than as expressly set forth in this Agreement, End User shall not: (i) make any copies of all or any portion of HyperSpace Proprietary Materials; (ii) sell, sublicense, distribute, rent, lease, assign or otherwise transfer HyperSpace Proprietary Materials to any other person or entity; or (iii) modify, alter, create derivative works of, translate, reverse engineer, decompile, disassemble, reengineer, extract ideas, algorithms or procedures from the whole or any part of HyperSpace Proprietary Materials or otherwise create or attempt to create or permit, allow, or assist others to create any Source Materials. Any permitted copies, partial copies and derivative works of HyperSpace Proprietary Materials made by End User shall be and remain the exclusive property of HyperSpace and shall be stored at End User's site and/or the sites of its designated service providers only. HyperSpace shall not assert against End User any Moral Rights held by HyperSpace in or to HyperSpace Proprietary Materials to the extent such assertion would have the effect of in any way restricting or foreclosing the permitted use of HyperSpace Proprietary Materials as set forth under the terms and conditions of this Agreement.

        5.    WARRANTIES.    HyperSpace represents as of the Effective Date, warrants and agrees that:

          5.1   No claims have been made in respect of HyperSpace Proprietary Materials and no demands of any third party have been made pertaining to them, no proceedings have been instituted or are pending or threatened that challenge the rights of HyperSpace in respect thereof and HyperSpace is not aware of any facts upon which such a claim for infringement could be based. If, as a result of a breach by HyperSpace of the foregoing, one or more components of HyperSpace Proprietary Materials are, or are likely, based on the opinion of counsel to End User, to be held to constitute an infringement and their use enjoined (each, an "Infringing Component"), HyperSpace's sole and exclusive obligation and liability, and End User's sole and exclusive remedy, will be for HyperSpace, at its own expense, to: (i) procure for End User the right to continue to use the Infringing Components in accordance with the provisions of this Agreement, (ii) if applicable, replace the Infringing Components with noninfringing materials of equivalent function and performance as the Infringing Components, (iii) modify the Infringing Components so as to be noninfringing without detracting from function or performance, or (iv) refund the license fee paid by End User under Section 2. Notwithstanding the foregoing, HyperSpace shall not be responsible for, and shall have no obligation or liability for any breaches or claimed breaches hereof caused by: (i) modifications made to HyperSpace Proprietary Materials by anyone other than HyperSpace or HyperSpace's authorized representative working at

  HyperSpace's direction; (ii) the combination, operation or use of HyperSpace Proprietary Materials with any software or other items that HyperSpace did not supply; or (iii) failure to use any new or corrected versions of HyperSpace Proprietary Materials made available by HyperSpace.

          5.2   HyperSpace Products will operate in all material respects in conformance with the Documentation applicable thereto. HyperSpace does not warrant that the HyperSpace Products are free from all defects, bugs, errors, or omissions;

          5.3    DISLAIMER.    THE WARRANTIES SET FORTH IN THIS SECTION 5 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF HYPERSPACE, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE HYPERSPACE PRODUCTS, SOFTWARE, DOCUMENTATION, TECHNOLOGY, LICENSED MARKS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, ALL OF WHICH ARE PROVIDED "AS IS." HYPERSPACE HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE AND ANY CLAIM IN TORT (WHETHER BASED UPON NEGLIGENCE, STRICT LIABILITY, PRODUCT LIABILITY OR OTHER THEORY

        6.    AUDIT RIGHTS.    End User will maintain accurate and complete books and records relating to its performance under this Agreement and, upon reasonable advance notice by HyperSpace and during regular business hours, provide HyperSpace (via an internal audit staff or an outside independent audit firm as HyperSpace may designate), access to the facilities, computers, products, personnel and books and records of End User for the purpose of performing audits and inspections to verify End User's compliance with the terms and conditions of this Agreement (including, without limitation, proper payment of amounts due and payable to HyperSpace). HyperSpace may perform audits with respect to the payment of fees by End User not more than once each fiscal quarter and audits for any other reason not more than once per year. End User will provide to such auditors and representatives such assistance as they reasonably require and cooperate fully with HyperSpace and its designees in connection with audit functions. HyperSpace shall bear the expense of any such audit unless it discovers a material breach of one or more of provisions of this Agreement (including underpayment to HyperSpace by more than five percent (5%) during any calendar quarter, in which case, in addition to all other remedies that may be available to HyperSpace hereunder, End User shall pay all costs and expenses of such audit (including fees and expenses of third party auditors and related counsel fees)). Payment of any amount determined to be due as a result of such audit shall be made within thirty (30) days of receipt of an invoice therefor, together with interest at the rate of one and one-half percent (1.5%) per month (or the highest rate permitted by law, if lower) from the date payment was due until the date paid. End User's obligation to maintain and provide access to records, documents and other information hereunder shall continue until the later of: (i) three (3) years after expiration or termination of this Agreement, or (ii) closure of all pending matters relating to this Agreement (e.g., disputes).

PART III

SOFTWARE MAINTENANCE AGREEMENT

        1.    MAINTENANCE SERVICES.    Provided End User has elected to purchase Maintenance Services on the cover page of this Agreement, then subject to the terms and conditions of this Agreement, HyperSpace will provide the services set forth in Section 2 of this Part III ("Maintenance Services") to End User with respect to a single copy of each Licensed Software Product licensed to End User by HyperSpace under this Agreement. End User hereby acknowledges that it is neither under an obligation to acquire Maintenance Services in connection with the purchase of any Licensed Software Product nor entitled to any Maintenance Services unless it has elected to purchase Maintenance Services on the terms and conditions set forth in this Agreement.

        2.    SCOPE OF SERVICES.    Subject to the election by End User to purchase Maintenance Services:

          2.1   HyperSpace will provide End User with Improvements to each Licensed Software Product as such Improvements are generally made available to licensees of such Licensed Software Product. The parties acknowledge and agree that if and to the extent HyperSpace provides to End User any other software, documentation, reports, analyses or other materials or items (collectively, "Ancillary Materials") in the course of performing its obligations under this Agreement, such Ancillary Materials shall be deemed to be Improvements for all purposes under this Agreement. Upon receipt of any Improvement, the term "Licensed Software Product" shall be deemed to include such Improvement for all purposes under this Agreement, including with respect to the license granted herein. End User hereby acknowledges and agrees that the term "Improvements" includes all new Releases and Updates, but specifically excludes all new Versions.

          2.2   HyperSpace shall provide End User with Standard Support or Premium Support, as specified by End User, in accordance with the HyperSpace Official Support Guide and Service Level Agreement in effect from time to time, a copy of which shall be provided to End User upon request. HyperSpace may amend or alter the HyperSpace Official Support Guide and Service Level Agreement in its sole discretion provided such amendment or alteration is not inconsistent with the support level selected by End User hereunder.

        3.    OBLIGATIONS OF END USER.    End User shall grant HyperSpace reasonable access to End User's facilities and personnel as may be necessary in the performance by HyperSpace of Maintenance Services. Any failure by the End User to provide such access shall relieve HyperSpace of any obligation to provide Maintenance Services during the period during which such failure exists and is continuing.

        4.    MAINTENANCE SERVICES FEE.    As payment for Maintenance Services, HyperSpace shall invoice End User, and End User shall pay to HyperSpace, in one lump sum at the beginning of each Maintenance Period, on a non-refundable basis, for each Licensed Software Product, the annual maintenance fee applicable to such Maintenance Period, with the fee for the Initial Maintenance Period set forth in the Pricing Schedule included as Part I of this Agreement.

        5.    MAINTENANCE PERIOD.    By purchasing Maintenance Services, End User shall be entitled to receive Maintenance Services under this Part III beginning on the Effective Date and, unless the Agreement is terminated earlier pursuant to Section 2 of Part IV, Exhibit A to this Agreement, continuing until expiration of a one year period thereafter (the "Initial Maintenance Period"). Upon the expiration of the Initial Maintenance Period, and any Subsequent Maintenance Period (as defined herein), End User's right to receive Maintenance Services under this Part III shall automatically renew for an additional one (1) year period (each, a "Subsequent Maintenance Period") on the same terms and conditions (with the exception of price, which shall be at HyperSpace's then standard rates) unless either party notifies the other party in writing it does not want such right to renew at least thirty

(30) days prior to the expiration of the then-current Maintenance Period. As used herein "Maintenance Period" shall mean the Initial Maintenance Period and any Subsequent Maintenance Periods.

PART III

EXHIBIT A

Standard Terms & Conditions

        1.    INDEMNIFICATION.    End User shall indemnify, hold harmless and defend HyperSpace and its affiliates, officers, directors, members, partners, shareholders, employees, agents and representatives from and against (and pay the full amount of) any and all losses, liabilities, damages, judgments, costs and expenses (including reasonable attorney's fees) (individually, a "Loss" and, collectively, "Losses") that are incurred by or levied against HyperSpace or such other persons in connection with any third party claims or actions brought against HyperSpace arising out of or relating to: (i) the breach by End User of its obligations under this Agreement; or (ii) any gross negligence or willful misconduct on the part of End User. In the event HyperSpace receives notice of the commencement of any action or proceeding that asserts a claim or action by a third party for which HyperSpace or such other persons may be entitled to seek indemnification from End User (a "Third Party Claim"), HyperSpace shall promptly after receiving such notice provide End User with notice of such Third Party Claim. End User shall, upon receipt of such notice, be entitled to participate in or, at End User's option, assume the defense, appeal or settlement of such Third Party Claim with respect to which such indemnity has been invoked with counsel of its own choosing, and HyperSpace shall fully cooperate with End User in connection therewith including contesting such Third Party Claim or making any counterclaim against the Person asserting such Third Party Claim; provided, however, that HyperSpace shall be entitled to employ one counsel to represent itself if End User receives, on the initiative of either End User or HyperSpace, an opinion of counsel that an actual conflict of interest exists or is reasonably likely to arise between End User and HyperSpace in respect of such Third Party Claim and, in that event, the reasonable fees and expenses of such additional counsel shall be paid by End User; and provided further that HyperSpace is hereby authorized prior to the date on which it receives written notice from End User that it intends to assume the defense, appeal or settlement of such Third Party Claim, to file any motion, answer or other pleading and take such other action that it shall reasonably deem necessary to protect its interest until the date on which HyperSpace receives such notice from End User. In the event that End User fails to assume the defense, appeal or settlement of such Third Party Claim within thirty (30) days after receipt of notice thereof from HyperSpace, HyperSpace shall have the right to undertake the defense or appeal of or settle or compromise such Third Party Claim and HyperSpace shall not be liable for any claim by End User that any such defense, appeal, settlement or compromise failed to protect the interests of End User. No claim or demand may be settled by HyperSpace without the consent of End User, which consent shall not be unreasonably withheld, except as set forth above.

        2.    TERMINATION.

        A.    Termination for Cause.    This Agreement may be terminated by a party for cause, upon thirty (30) days notice, upon the occurrence of any of the following events: (i) if the other party ceases to do business or otherwise terminates its business operations for a period of sixty (60) days; (ii) if the other party (A) admits in writing its inability to pay its debts generally as they become due; (B) commences a voluntary bankruptcy proceeding under U.S. Bankruptcy Law or other applicable law as from time to time in effect; (C) is the subject of a petition filed against it commencing an involuntary bankruptcy proceeding that is not dismissed within sixty (60) days, or is the subject of an order for relief in any involuntary case commenced under U.S. Bankruptcy Law or other applicable law; (D) by the entry of an order by a court of competent jurisdiction under applicable law (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (E) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; (iii) if the other party shall fail to secure or renew any license, registration, permit, authorization or approval necessary to fulfill its obligations under this Agreement, or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within sixty (60) days, but only to the extent any such failure to secure or renew or such revocation has a Material Adverse Effect; or (iv) if the other party breaches any material provision of this Agreement where such breach could reasonably be expected to have a Material Adverse Effect and fails to cure such breach within thirty (30) days of its receipt of notice of such breach from the non-breaching party. In addition to the foregoing, this Agreement may be terminated by HyperSpace if End User fails to pay to HyperSpace any amounts payable hereunder that are not subject to a good faith dispute within ten (10) days after receipt of written notice from HyperSpace that such amount is in arrears.

        B.    Termination for Convenience.    This Agreement may be terminated for any reason by End User for its convenience upon ninety (90) days prior written notice to HyperSpace.

        C.    Effect of Termination.    Upon expiration or termination of this Agreement for any reason: (i) End User shall pay immediately all amounts that are due and payable to HyperSpace; (ii) HyperSpace shall cease providing, and End User shall immediately discontinue all use of, any Maintenance Services provided under this Agreement; (iii) all rights and licenses granted to End User under this Agreement will terminate; (iv) End User will cease all use of and, at End User's cost, pursuant to the directions of HyperSpace, either return to HyperSpace or destroy all HyperSpace Proprietary Materials in End User's possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof), all of which shall be subject to HyperSpace's supervision; (v) each party shall return to the other party all copies of Confidential Information of the other party in such party's possession, custody or control in whatever form held (including without limitation all documents or media containing any of the foregoing and all copies, extracts or embodiments thereof), unless such party provides assurances reasonably satisfactory to the other party that all copies of such Confidential Information have been destroyed. Each party understands that the rights of termination hereunder are absolute and neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement, whether or not such party is aware of any such damage, loss or expenses. Sections 2, 4, 5, and 6 and Sections 1, 3, 4, 6, 9, 11, 12, 13, 15, 16, 17, 18 and 19 of this Exhibit A will survive the expiration or termination of this Agreement for any reason and continue in accordance with their terms.

        3.    CONFIDENTIAL INFORMATION.    "Confidential Information" means any and all information which is of a confidential, proprietary or trade secret nature that is furnished or disclosed by one party to the other party under this Agreement and which is marked, or if disclosed orally identified contemporaneously with disclosure, as "Confidential", "Proprietary", "Trade Secret" or in some other manner to indicate its confidential, proprietary or trade secret nature. Without limiting the generality of the foregoing, the specific business terms of this Agreement shall be deemed to be the Confidential Information of both parties and all Source Materials for HyperSpace Products shall be deemed to be the Confidential Information of HyperSpace. Each party's Confidential Information will remain the property of such party and the other party will not be deemed by virtue of this Agreement or any access to such party's Confidential Information to have acquired any right or interest in or to any such Confidential Information. Each party shall, and shall cause its employees and agents to strictly maintain the confidentiality of the Confidential Information of the other party and not disclose, disseminate or otherwise give such Confidential Information to any other person, firm, organization or third party, except for an employee or agent of such party who has a reasonable need to obtain access thereto in connection with the performance of such party's obligations under this Agreement and who has agreed in writing to not disclose, and not to use for any other purpose, such Confidential Information. Notwithstanding the foregoing, neither party shall be subject to the obligations of confidentiality set forth herein with respect to Confidential Information of the other party that: (i) is or becomes publicly known without violation by such party of this Agreement; (ii) is already known to such party without restrictions at the time of its disclosure by the other party, as evidenced by the written records of such party; (iii) after its disclosure by the other party is made known to such party without restrictions by a third party having the right to do so; (iv) is independently developed by such party without reference to the Confidential Information of the other party; or (v) is legally required to be disclosed by such party pursuant to a judicial order from a court of competent jurisdiction (provided that such party promptly informs the other party of the requirement and affords the other party a reasonable opportunity to contest the required disclosure).

        4.    LIMITATIONS ON LIABILITY.    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOSS OF BUSINESS, LOST SAVINGS OR OTHER CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR AMOUNT, REGARDLESS OF LEGAL THEORY (INCLUDING TORT, BREACH OF CONTRACT OR STRICT LIABILITY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF INFORMED OF THEIR POSSIBILITY.

        5.    INVOICES; PAYMENT TERMS.    HyperSpace will invoice End User for all HyperSpace Products and Maintenance Services sold to End User in accordance with HyperSpace's standard payment terms. End User shall be solely responsible for payment of all invoices. Except as may be specifically agreed to in writing, End User will pay HyperSpace for all HyperSpace Products or Maintenance Services within thirty (30) days of the date of any invoice issued by HyperSpace.

        6.    TAXES.    Prices for HyperSpace products ordered by End User are exclusive of any and all taxes or government fees imposed by reason of this agreement and End User shall remain solely responsible for payment of all such taxes and fees (excluding taxes or fees based on HyperSpace's net income). Unless End User provides HyperSpace with a valid exemption certificate, End User shall pay all taxes imposed upon HyperSpace Products or the sale thereof other than taxes measured by HyperSpace's net income. If End User is required by any laws of the Territory to withhold income taxes, value added taxes or any other taxes on HyperSpace's behalf from the amounts payable hereunder, End User shall, after written notice to HyperSpace and making all reasonable efforts to be exempt or to reduce such withholding, (a) withhold and remit on HyperSpace's behalf the minimum required amount to the relevant taxing authority, and (b) provide to HyperSpace a written receipt from the taxing authority.

        7.    U.S. DOLLARS.    All payments hereunder by End User shall be made in United States of America dollars. If a currency other than U.S. dollars is tendered or paid (or recovered under any judgment) and the amount HyperSpace receives at its designated account falls short of the full amount owed to HyperSpace, then End User shall continue to owe HyperSpace, as a separate obligation, the amount of the shortfall.

        8.    FORCE MAJEURE.    Each party to this Agreement shall be excused from any delay or failure in its performance hereunder, other than for payment of money for goods already delivered or services already rendered, caused by a Force Majeure. Such party shall use commercially reasonable efforts to cure any such failure or delay in performance arising from a Force Majeure, and shall timely advise the other party of such efforts.

        9.    ASSIGNMENT.    End User may not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of HyperSpace, not to be unreasonably withheld. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns permitted hereunder.

        10.    WAIVER & AMENDMENT.    This Agreement may be amended only by an agreement in writing executed by the parties. No party to this Agreement shall be deemed to have waived any rights under, or as the result of any default under or breach of, this Agreement unless the waiver is set forth in writing and signed by the party. Any waiver of any default or breach of this Agreement shall not be construed to constitute a waiver of any other default or breach whether similar or not.

        11.    EXPORTS.    Each party shall comply with all applicable laws, including without limitation the United States Foreign Corrupt Practices Act, Export Control Laws, Anti-Boycott Law, and Encryption Technology Law and all other applicable United States export control laws and regulations (collectively, "U.S. Export Controls"), in connection with its performance of this Agreement. Each party shall use commercially reasonable efforts to provide such notices, and obtain from applicable governmental or regulatory entities in the United States and the Territory (and thereafter maintain) such material governmental licenses, authorizations, consents and approvals (collectively, "Export Approvals") as are necessary for such party to perform its obligations under this Agreement. End User shall not sell, export or re-export, nor permit any export or re-export of, any HyperSpace Products to any End User in any country: (i) in violation of any Export Control Laws; and (ii) where, at the time of sale/export/re-export, any Export Approvals are required, without first obtaining such Export Approvals.

        12.    GOVERNING LAW.    This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, United States of America, without regard to the conflicts of laws principles thereof.

        13.    DISPUTE RESOLUTION.

        A.    Internal Resolution Procedures.    The parties will attempt in good faith to resolve promptly any dispute, claim or controversy arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination (a "Dispute") by negotiation between executives of the parties who have the authority to settle such Disputes and who do not have responsibility for the administration of this Agreement, and diligent efforts will be made by each of the parties to resolve and cure any breach of this Agreement, or to cease any offending activity, and all differences will be addressed promptly and in good faith with a view to quick resolution. If any such Dispute has not been resolved within fifteen (15) days of the provision by one party to the other party of written notice of the Dispute, either party may refer such Dispute to binding arbitration in accordance with the procedures set forth below. Nothing in this Agreement shall prevent either party, before an arbitration has commenced hereunder, from seeking temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction.

        B.    Submission to Arbitration.    Any Dispute submitted to arbitration after a failure by the parties to resolve such Dispute as set forth above shall be finally settled under the Rules of Arbitration (the "Rules") of the International Chamber of Commerce ("ICC") by three arbitrators appointed in accordance with said Rules. The parties shall each nominate an arbitrator within fifteen (15) days of the date the written request for arbitration is received by the Secretariat of the ICC. The two (2) party-nominated arbitrators shall nominate a third arbitrator who will be the chairman of the Arbitral Tribunal. If the party-nominated arbitrators fail to nominate the third arbitrator within fifteen (15) days after the nomination of the second arbitrator, the third arbitrator will be appointed by the ICC in accordance with its Rules. The place of arbitration shall be Denver, Colorado. The language of the arbitration shall be English. The Arbitral Tribunal's award may include injunctive relief, including orders of specific performance. The award shall be final and binding. No party shall seek recourse to a court of law, or other authorities, to appeal or otherwise set aside the award (except in seeking temporary restraining orders or preliminary injunctions, or their equivalent, as set forth above). All proceedings in the arbitration shall be scheduled and conducted so that the award shall be rendered by the Arbitral Tribunal as expeditiously as possible. The Arbitral Tribunal, in its discretion, may consolidate two (2) or more arbitrations or Disputes between the parties to this Agreement into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different Disputes that may arise in any one arbitration. The Arbitral Tribunal shall consolidate arbitrations and/or Disputes, if it determines that it would be more efficient to consolidate such arbitrations and/or Disputes than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or Disputes to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or Disputes to be consolidated or (iii) there is a danger of inconsistent awards.

        14.    INDEPENDENT CONTRACTOR.    End User acknowledges that it is an independent contractor under this Agreement and has complete responsibility and discretion in the conduct of its business. End User acknowledges and agrees that it has no power or authority to act as HyperSpace's representative or agent, to bind or commit HyperSpace in any way or to transact business in the name of HyperSpace. Nothing in this Agreement by itself shall be construed as creating a partner, joint venture or agency relationship between HyperSpace and End User.

        15.    NOTICES.    All notices, requests, claims, and other communications hereunder shall be in writing and shall be delivered by hand, international courier, or confirmed facsimile, addressed as set forth on the signature page of this Agreement, and shall be deemed to have been duly given (a) in the case of a facsimile transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission, provided that a copy of the communication is also sent by overnight courier; (b) in the case of delivery by an overnight carrier, upon the date of delivery indicated in the records of such carrier; (c) in the case of delivery by hand, when delivered by hand.

        16.    ASSURANCES.    The parties hereto hereby covenant and agree to execute and deliver such further and other instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part of it.

        17.    PRESS RELEASES.    Neither party may issue any press release or other public statement concerning this Agreement or any other agreement between the parties or the relationship of the parties, or any shareholders or interest holders of either of the parties, in connection herewith without obtaining the prior written consent of the other party.

        18.    DEFINED TERMS.    All capitalized terms not otherwise defined shall have the meaning ascribed to such term in Part IV, Exhibit B to this Agreement.

        19.    GENERAL.    If any term, clause or provision of this Agreement is at any time judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be considered to have been deleted from this Agreement. This Agreement, including the cover and signature pages thereto, Parts I, II, III and IV, and any attached Exhibits and Schedules contain the entire agreement of the parties and supercede any and all prior representations or agreements, whether oral or written, relating to the subject matter of this Agreement.

EXHIBIT B

Definitions

        1.    Account.    The installation of one (1) copy of a Licensed Software Product for use by a single CPU designated by End User subject to the terms of this Agreement.

        2.    Ancillary Materials.    Such term shall have the meaning set forth in Section 2 of Part III of this Agreement

        3.    Anti-Boycott Law.    The rules regarding boycotts of the State of Israel found in the Export Administration Regulations under the Export Administration Act.

        4.    Business Day.    Any day other than a (i) Saturday, (ii) Sunday, (iii) day on which commercial banking institutions in New York, New York or London, England are authorized or obligated to be closed.

        5.    Confidential Information.    Such term shall have the meaning set forth in Section 3 of Part IV, Exhibit A to this Agreement.

        6.    Designated Contact.    The individual designated by each party to be the primary employee or other representative for contact with the other party. The initial Designated Contact of each party is set forth on the cover page of this Agreement.

        7.    Dispute.    Such term shall have the meaning set forth in Section 13 of Part IV, Exhibit A to this Agreement.

        8.    Documentation.    Written materials which may be provided to End User from time to time by HyperSpace, which materials identify themselves as specifications or descriptions for HyperSpace Products, including written materials integrated within such HyperSpace Products.

        9.    Encryption Technology Law.    The Export Administration Act and the Export Administration Regulations of the Bureau of Export Administration governing dual-use technology, and any other law and regulations governing the export of software encryption technology.

        10.    Evaluation Version.    A copy of a HyperSpace Product in the form of run-time/executable images only (and specifically excluding the Source Materials) distributed at no cost to a prospective End User for the purposes of allowing such prospective End User the opportunity to evaluate such HyperSpace Product to determine whether to purchase such HyperSpace Product. Each Evaluation Version of a HyperSpace Product contains Time-Based Deactivation Functions.

        11.    Export Control Laws.    The Export Administration Act and the Export Administration Regulations of the U.S. Department of Commerce (excluding the Encryption Technology Laws), the International Traffic in Arms Regulations of the U.S. Department of State or the Enhanced Proliferation Control Initiative, and the International Emergency Economic Powers Act.

        12.    Export Approvals.    Such term shall have the meaning set forth in Section 11 of Part IV, Exhibit A to this Agreement.

        13.    Force Majeure.    Any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, or any such disruption caused by any labor dispute, government requirement, civil unrest, declared or undeclared war, act of God, or any other cause beyond its control, where such Force Majeure does not (i) last more than two (2) years, or (ii) make the performance by a party of its obligations or the enjoyment by that party of its rights under or pursuant to this Agreement commercially impractical.

        14.    HyperSpace Marks.    The federal trademark registrations, trademarks, trade dress, trade names, service marks, symbols, slogans, emblems, logos, designs, name and such other graphical elements indicating origin owned or controlled by HyperSpace.

        15.    HyperSpace Product.    A run-time/executable image of any of HyperSpace's proprietary software products, together with all Improvements thereto.

        16.    HyperSpace Proprietary Materials.    Any and all software, documentation, reports, analyses, materials, content or other items which: (i) comprise HyperSpace Products; or (ii) are otherwise provided by HyperSpace to End User in the course of HyperSpace performing its obligations under this Agreement. Without limiting the generality of the foregoing, HyperSpace Proprietary Materials include the HyperSpace Products, the Documentation, Improvements, all other proprietary software developed by HyperSpace and the Source Materials.

        17.    ICC.    Such term shall have the meaning set forth in Section 13 of Part IV, Exhibit A of this Agreement.

        18.    Improvements.    With respect to any particular Version of a HyperSpace Product, such Updates to, Releases to, and interim-Update patches and/or bug fixes for, such Version of such HyperSpace Product.

        19.    Infringing Component.    Such term shall have the meaning set forth in Section 5 of Part II of this Agreement.

        20.    Intellectual Property Rights.    Such term shall have the meaning set forth in Section 4 of Part II of this Agreement.

        21.    Licensed Software Product.    A HyperSpace Product identified as a "Covered Product" on the cover page of this Agreement and licensed to End User under this Agreement.

        22.    Loss; Losses.    Such term shall have the meaning set forth in Section 1 of Part IV, Exhibit A to this Agreement.

        23.    Maintenance Period; Initial Maintenance Period; Subsequent Maintenance Period.    Such terms shall have the meanings set forth in Section 5 of Part III of this Agreement.

        24.    Maintenance Services.    Such term shall have the meaning set forth in Section 1 of Part III of this Agreement.

        25.    Material Adverse Effect.    With respect to any person or entity, a material adverse effect on the business, prospects, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of such person or entity, other than changes or effects resulting from changes attributable to conditions affecting the applicable business generally, changes in general economic conditions, cyclical changes that are consistent with the past operating history of the business of such person or entity, or changes attributable to the announcement or pendency of this transaction. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

        26.    Moral Rights.    All rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral" or the like.

        27.    Premium Support.    Telephone, e-mail and web-based support provided by HyperSpace to End User pursuant to the HyperSpace Official Support Guide and Service Level Agreement and Section 2.2 of Part III of this Agreement, which support shall be available at all times on a continuous basis.

        28.    Release; Release Number.    A new Release means a software upgrade that adds new features (and which may also corrects bugs or defects) and in which the Release Number is incremented while the Version Number remains unchanged (e.g., XYZ 6.2.0 would designate a new Release to XYZ 6.1.23). A Release Number shall mean the second decimal place in the number assigned to any HyperSpace Product by HyperSpace (e.g., the Release Number of XYZ 6.1.23 would be 1).

        29.    Rules.    Such term shall have the meaning set forth in Section 13 of Part IV, Exhibit A to this Agreement.

        30.    Source Materials.    The code, libraries and other source components that, when compiled, linked and otherwise manipulated, create any HyperSpace Product inclusive of Improvements.

        31.    Standard Support.    Telephone, e-mail and web-based support provided by HyperSpace to End User pursuant to the HyperSpace Official Support Guide and Service Level Agreement and Section 2.2 of Part III of this Agreement, which support shall be available only between 8:00 and 18:00 GMT -7 on Business Days.

        32.    Third Party Claim.    Such term shall have the meaning set forth in Section 1 of Part IV, Exhibit A to this Agreement.

        33.    Time-Based Deactivation Functions.    Hyperspace products contain functionality that makes the HyperSpace products inoperable after expiration of certain periods unless such functionality is disabled using access codes known only to HyperSpace. Therefore, time is of the essence with respect to End User's obligations under this Agreement and failure to perform its obligations hereunder in a timely manner may result in the inability to operate any HyperSpace Product licensed by means of this Agreement.

        34.    U.S. Bankruptcy Law.    Title II of the United States Code, as now constituted or hereafter amended, or any other federal, or state bankruptcy, insolvency, receivership, or similar law.

        35.    U.S. Export Controls.    Such term shall have the meaning set forth in Section 11 of Part IV, Exhibit A to this Agreement.

        36.    Update; Update Number.    A new Update means a software upgrade that provides bug fixes or other minor corrections in which the Version Number and Release Number remain unchanged and, if the number assigned to the software by the supplier, the Update Number is incremented (e.g., XYZ 6.1.24 would designate a new Update to XYZ 6.2.23). An Update Number shall mean the third decimal place in the number assigned to any HyperSpace Product by HyperSpace (e.g., the Update Number of XYZ 6.2.23 would be 23).

        37.    Version; Version Number.    A new Version means a major software upgrade that adds substantial new features or other significant changes in which the Version Number is incremented (e.g., XYZ 7.0.0 would designate a new Version to XYZ 6.2.23). A Version Number shall mean the first decimal place in the number assigned to any HyperSpace Product by HyperSpace (e.g., the Version number of XYZ 6.2.23 would be 6).

QuickLinks

  Exhibit 10.1
PART I PRICING SCHEDULE
PART II SOFTWARE LICENSE AGREEMENT
PART III SOFTWARE MAINTENANCE AGREEMENT
PART III EXHIBIT A Standard Terms & Conditions
EXHIBIT B Definitions